Exhibit (g)(9)

Form of

SCHEDULE 1

The following lists the additional counterparties to the Repo Custodian Agreement for Joint Trading Account between The Bank of New York and the Fidelity Funds:

BZW Government Securities, Inc.

CS First Boston Corp.

Daiwa Securities America, Inc.

Deutsche Bank Securities Corp.

Donaldson, Lufkin & Jenerette Securities Corp.

Fuji Securities, Inc.

Goldman Sachs & Co

Morgan Stanley & Co., Inc.

NationsBanc Capital Markets

Nikko Securities Co. International, Inc.

Nomura Securities International, Inc.

Prudential Securities, Inc.

Salomon Brothers, Inc.

Sanwa BJK Securities Co., LP

SBC Capital Markets, Inc.

Smith Barney, Inc.